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                                                           EXHIBIT 23.6

Board of Directors
HomeUSA, Inc.
3 Riverway, Suite 550
Houston, Texas 77056


Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated February 17, 1998, to the Board of Directors of HomeUSA, Inc. (the "Company") as Appendix B of the Proxy Statement/Prospectus contained in the Registration Statement of Fleetwood Enterprises, Inc. on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Fleetwood Enterprises, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY - The Merger - Opinion of Financial Advisor to HomeUSA," "BACKGROUND OF AND REASONS FOR THE MERGER - Background of the Merger," "BACKGROUND OF AND REASONS FOR THE MERGER - Recommendation of the HomeUSA Board; HomeUSA's Reasons for the Merger - BT Alex. Brown Opinion" and "BACKGROUND OF AND REASONS FOR THE MERGER - Opinion of BT Alex. Brown, Financial Advisor to HomeUSA." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BT ALEX. BROWN INCORPORATED




April 9, 1998